   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 18, 1999



                                                     REGISTRATION NO. 333-

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                       POST-EFFECTIVE AMENDMENT NO. 1 TO


              FORM S-1 REGISTRATION STATEMENT (FILE NO. 333-82121)


                                       ON


                                    FORM S-3



            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                            ------------------------


                             TRIPATH IMAGING, INC.


                           (FORMERLY AUTOCYTE, INC.)

             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                DELAWARE                                    3826                                   56-1995728
      (STATE OR OTHER JURISDICTION              (PRIMARY STANDARD INDUSTRIAL                    (I.R.S. EMPLOYER
    OF INCORPORATION OR ORGANIZATION)            CLASSIFICATION CODE NUMBER)                 IDENTIFICATION NUMBER)

                              780 PLANTATION DRIVE
                        BURLINGTON, NORTH CAROLINA 27215
                                 (336) 222-9707
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                             JAMES B. POWELL, M.D.
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER

                             TRIPATH IMAGING, INC.

                              780 PLANTATION DRIVE
                        BURLINGTON, NORTH CAROLINA 27215
                                 (336) 222-9707
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                            ------------------------
                                   COPIES TO:

                             STEVEN N. FARBER, ESQ.
                            MARC A. RUBENSTEIN, ESQ.
                               PALMER & DODGE LLP
                               ONE BEACON STREET
                          BOSTON, MASSACHUSETTS 02108
                                 (617) 573-0100

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.


    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]


    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]


    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]


    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]



                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

TITLE OF EACH CLASS OF         AMOUNT TO BE     PROPOSED MAXIMUM AGGREGATE        PROPOSED MAXIMUM            AMOUNT OF
SECURITIES TO BE REGISTERED   REGISTERED(1)     OFFERING PRICE PER SHARE(2)   AGGREGATE OFFERING PRICE   REGISTRATION FEE(3)
------------------------------------------------------------------------------------------------------------------------------
Common Stock $.01, par value
  per share.................    1,400,000                  $5.75                     $8,050,000                 $0.00
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------



(1) These securities were previously registered on Form S-1 (No. 333-82121) effective September 13, 1999. The prospectus contained in this Form S-3 is a post-effective amendment to the Form S-1, and serves as the current prospectus for these securities.


(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, based on the average of the high and low prices reported on The Nasdaq National Market on June 29, 1999.


(3) No fee is due herein because a fee of $2,240.00 was paid in connection with the prior filing of Registrant's Statement on Form S-1 (No. 333-82121) filed with the Commission on July 1, 1999.


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                 SUBJECT TO COMPLETION, DATED NOVEMBER 18, 1999


--------------------------------------------------------------------------------


                             TRIPATH IMAGING, INC.


                              780 PLANTATION DRIVE
                              BURLINGTON, NC 27215
                                 (336) 222-9707

--------------------------------------------------------------------------------


                             TRIPATH IMAGING, INC.


                                1,400,000 SHARES
                                  COMMON STOCK


     This prospectus relates to 1,400,000 shares of common stock, $0.01 par value per share, of TriPath. We are registering these shares on behalf of the selling stockholder named on page 13 of this prospectus, to be offered and sold and distributed by it from time to time. We are not selling any of these shares and will not receive any proceeds from the sale of these shares. TriPath common stock trades on the Nasdaq National Market under the symbol "TPTH." On November 16, 1999, the last reported per share sale price of TriPath common stock was $6.31


     The selling stockholder may sell or distribute the shares of common stock at various times and in various types of transactions, including sales in the open market, sales in negotiated transactions and sales by a combination of these methods. The selling stockholder will pay all brokerage fees and commissions in connection with the sale of the shares. We are paying expenses relating to the registration of the shares with the Securities and Exchange Commission.

                            ------------------------


     SEE "RISK FACTORS" BEGINNING ON PAGE 5 OF THIS PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF SHARES OF COMMON STOCK.


                            ------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

            THE DATE OF THIS PROSPECTUS IS                  , 1999.

                               TABLE OF CONTENTS


Forward-Looking Statements..................................    3
Prospectus Summary..........................................    3
  TriPath...................................................    3
  The Offering..............................................    3
Recent Developments.........................................    4
Risk Factors................................................    5
Use of Proceeds.............................................   13
Selling Stockholder.........................................   13
Plan of Distribution........................................   13
Legal Matters...............................................   14
Experts.....................................................   14
Where You Can Find More Information.........................   14

                           FORWARD-LOOKING STATEMENTS



     This prospectus contains "forward-looking statements" as defined under securities laws. These statements can be identified by the use of terminology such as "believes," "expects," "anticipates," "plans," "may," "will," "projects," "continues," "estimates," "potential," "opportunity" and so on. These forward-looking statements may be found in the "Summary," "Risk Factors," and other sections of this prospectus. Our actual results or experience could differ significantly from the forward-looking statements. Factors that could cause or contribute to these differences include those discussed in "Risk Factors," as well as those discussed elsewhere in this prospectus. You should carefully consider that information before you make an investment decision.



     You should not place undue reliance on these statements, which speak only as of the date that they were made. These cautionary statements should be considered in connection with any written or oral forward-looking statements that we may issue in the future. We do not undertake any obligation to release publicly any revisions to these forward-looking statements after completion of the offering to reflect later events or circumstances or to reflect the occurrence of unanticipated events.


                               PROSPECTUS SUMMARY


     This summary is qualified by the more detailed information and Financial Statements and Notes thereto appearing elsewhere in this prospectus and incorporated by reference into this prospectus. Where the context permits or requires, references to TriPath also include the cytology and pathology automation business as conducted by our predecessor, Roche Image Analysis Systems, Inc.



                                    TRIPATH





     TriPath develops, manufactures and markets products to improve cervical cancer screening. Improved slide preparation technology is delivered through the AutoCyte PREP System(TM), a proprietary, automated, thin-layer cytology sample preparation system that produces representative slides with a homogeneous, thin-layer of cervical cells, and is one of only two sample preparation systems approved by the FDA as a replacement for the conventional Pap smear. TriPath also delivers visual intelligence technology to increase accuracy and productivity in medical testing through the AutoPap(R)Primary Screening System, which utilizes proprietary technology to distinguish between normal Pap smears and those that have the highest likelihood of abnormality. In May 1998, AutoPap was approved by the U.S. Food and Drug Administration as the first and only fully automated device for primary screening of Pap smear slides. On October 6, 1999, TriPath announced submission of a supplement to the FDA for the screening of PREP slides by AutoPap.



                                  THE OFFERING



Issuer...............................................  TriPath Imaging, Inc.
Shares of common stock offered by the selling
stockholder..........................................  1,400,000
Common stock outstanding as of November 17, 1999.....  28,098,502
Use of Proceeds......................................  TriPath will not receive any proceeds from sales made hereunder
Listing..............................................  Nasdaq National Market
Trading Symbol.......................................  TPTH

                              RECENT DEVELOPMENTS



     On September 30, 1999, we completed our acquisition of NeoPath, Inc. through a merger of a wholly-owned subsidiary of ours with and into NeoPath. Approximately 13.8 million shares of our common stock were issued to NeoPath stockholders in connection with the merger. As a result of the merger, a substantial portion of our business now consists of the business of NeoPath.



     On September 13, 1999, Cytyc Corporation filed suit against us in the United States District Court for the District of Delaware. The complaint alleges that our CytoRich(R) proprietary preservative fluid infringe Cytyc's patent titled "Cell Preservative Solution." The complaint seeks a determination that we are infringing Cytyc's patent and an injunction preliminarily and permanently enjoining and restraining us from further infringing Cytyc's patent. The complaint also seeks treble damages, plus interest, in an amount to be determined, as well as costs and reasonable attorneys fees. On October 18, 1999, we filed our response denying Cytyc's claims.



     We believe that Cytyc's claims are without factual or legal merit and we intend to vigorously defend this action. However, given the early stage of this litigation, we cannot guarantee that we will be successful in our defense of this claim. If the court were to uphold Cytyc's claims of infringement, in addition to us paying Cytyc's proven damages, if any, we could then be prevented from selling our CytoRich preservative fluid or be required to obtain a license from Cytyc. If such a license were not available, we would need to redesign our CytoRich preservative fluid to be non-infringing. Any change to the CytoRich preservative fluid would likely need to be approved by the FDA before we could sell it in the United States for gynecological applications.

                                  RISK FACTORS



WE HAVE INCURRED SUBSTANTIAL LOSSES SINCE WE BEGAN DOING BUSINESS, AND WE MAY NEVER BE PROFITABLE.



     As of September 30, 1999, our accumulated deficit was $164.3 million. We expect continued losses from our business in 1999, and into 2000, as we continue to market our products, continue product development initiatives and perform additional clinical studies.



     Our operating expenses have been concentrated in the following areas:


     - research and development activities;

     - clinical trials;


     - preparation and submission of premarket approval applications to the FDA; and


     - general administrative functions.


     We expect that our marketing and sales expenses associated with our products will increase significantly in the future as a result of recently receiving approval to market PREP, which could contribute to financial losses for us.



     To become profitable, we must:



     - successfully market our products in the United States;



     - develop and obtain regulatory approval for new products;



     - manufacture our products profitably and at an acceptable level of quality; and



     - establish appropriate internal financial controls and other infrastructure necessary to support large-scale business operations.


WE MAY NOT SUCCESSFULLY INTEGRATE OUR OPERATIONS WITH THOSE OF NEOPATH, INC., AND THE INTEGRATION OF OUR BUSINESSES MAY BE COSTLY.


     Due to our recent merger with NeoPath, Inc., integration of our operations may temporarily distract our management's attention from the day-to-day business of TriPath. If we fail to integrate the companies quickly and efficiently, our business and results of operations could be impaired.


     The integration of our operations will require us to, among other things:


     - educate the employees of each company about the technologies and programs of the other company;



     - coordinate or combine research and development efforts;



     - manage relationships with suppliers and customers of each of the companies; and



     - align the strategic plans of two previously independent management teams.


     These integration efforts may be costly. For some period in the future, we anticipate that there will be some duplication of functions. In addition, we may need to pay to relocate people or equipment from one location to another. If we have underestimated these initial costs of integration, then our initial results as a combined company will be worse than anticipated.


     If we fail or run into difficulties in any of these aspects of our business, it would harm our future ability to become a profitable company.



OUR ABILITY TO SUCCESSFULLY MARKET AND SELL OUR PRODUCTS DEPENDS ON RECEIVING AND MAINTAINING FDA APPROVAL OF OUR PRODUCTS.



     The U.S. government extensively regulates the manufacture and sale of medical diagnostic devices for commercial use. Government agencies in certain other countries impose similar requirements. We must obtain FDA approval of our products before we can market and sell them for their principal intended use in the United States.

     Of our principal products, so far, only PREP and AutoPap have received FDA approval for their principal intended uses. In addition, the FDA has not yet approved the use of AutoPap to screen PREP slides. We filed a supplement to the AutoPap PMA on October 6, 1999 to obtain FDA approval to use AutoPap to screen PREP slides. This PMA supplement may not be approved on a timely basis, or at all. If we fail to obtain and maintain FDA approval for any of our future products, or if FDA approval is delayed or we receive FDA approval for our products but labeling restrictions make the use of the products uneconomical to customers, our future product sales will be far less than we anticipate and may be insufficient to continue our operations.


     To obtain FDA approval for our products, we must submit a premarket approval application to the FDA. Several factors affect our ability to successfully obtain FDA approval for the sale of our products, including the following:

     - we have only limited experience with the FDA premarket approval application process;

     - the premarket approval application process can be expensive and time-consuming, frequently lasting three to five years or more;

     - we have and may continue to encounter unanticipated delays or significant unanticipated costs in our efforts to secure FDA approval;

     - ultimately, we have no assurance that the FDA will ever approve our products for their principal intended use; and

     - even if we receive approval on the premarket approval applications for our products, the FDA's approval may still not allow us to make some of the specific claims for which we sought FDA approval.

     In addition to the premarket approval application process, we may face further difficulties in connection with FDA approval of our products for the following reasons:

     - FDA regulations require submission and approval of a premarket approval application supplement for certain changes to a product if the changes affect the safety and effectiveness of the product;

     - even if we obtain FDA approval of our premarket approval applications, that approval may include significant limitations on the indicated uses for which we may market our products;


     - any FDA approval may include significant limitations on the indicated uses for which we may market our products, such as warnings, precautions or contraindications, requests for postmarket studies, or additional regulatory requirements; and


     - an approved product is still subject to continual review and regulation by the FDA and other regulatory agencies, so long as the product is being marketed. During this continual review process, any subsequent discovery of previously unknown problems with the product or a failure of the product to comply with any applicable regulatory requirements can result in, among other things:

        - fines;

        - the refusal of the FDA to approve further premarket approval applications;

        - suspension or withdrawal of our FDA approvals;

        - product recalls;

        - operating restrictions, including total or partial suspension of production, distribution, sales and marketing;

        - injunctions;

        - civil penalties; or

        - product seizures and criminal prosecution of our company, our officers or our employees.

     The FDA may not approve future products or commercial enhancements to our products on a timely basis, if at all. Our regulatory applications also may be delayed or rejected based on changes in regulatory policies or regulations.



OUR LONG-TERM SUCCESS DEPENDS ON MARKET ACCEPTANCE OF OUR PRINCIPAL PRODUCTS IN PLACE OF BOTH CONVENTIONAL PAP SMEARS AND COMPETITORS' PRODUCTS, AND WE CANNOT GUARANTEE THAT WE WILL ACHIEVE THIS MARKET ACCEPTANCE.



     Our success and growth depend primarily on market acceptance by clinical laboratories, third party payors and health care providers of our products for their primary intended use in cervical cancer screening. The market may never widely accept our products. Market acceptance of our products will depend on our ability to convince the market that:



     - there are limitations in the conventional Pap smear process of sample collection, slide preparation and screening; and



     - our products are better than the conventional Pap smear process because they substantially overcome its shortcomings.



     We may not be able to convince the market that our products are cost competitive compared to the conventional Pap smear process. In addition, clinical laboratories, third-party payors, and health care providers may not accept our products as a replacement to the conventional Pap smear collection process. Even if PREP, AutoPap and other products do gain market acceptance, their level of sales will still largely depend on the availability and level of reimbursement from third-party payors, such as private insurance plans, managed care organizations and Medicare and Medicaid.



THE CERVICAL CANCER DIAGNOSTIC MARKET HAS A NUMBER OF COMPANIES THAT POSSESS SIGNIFICANT COMPETITIVE ADVANTAGES OVER US.



     The diagnostic market for cervical cancer currently consists of both the conventional Pap smear procedure and new and developing technologies. Some of these newly-developed technologies have already received FDA approval with product labeling that says they are significantly more effective than the conventional Pap smear for the detection of disease in certain patient populations. We may not be able to successfully compete against companies marketing products based on competing technologies.



     Certain of our existing and potential competitors may have several competitive advantages over us because they:


     - possess greater financial, marketing, sales, distribution and technological resources;

     - have more experience in research and development, clinical trials, regulatory matters, customer support, manufacturing and marketing; and

     - have received third-party payor reimbursement for their products.


     These competitors may manufacture, market and sell their products or services more successfully than us, which could adversely affect our product sales.



DIRECT COMPETITORS MAY DEVELOP AND MARKET TECHNOLOGIES THAT COMPETE WITH OUR PRODUCTS, AND THESE COMPETING PRODUCTS MAY REDUCE THE ATTRACTIVENESS OF OUR PRODUCTS OR RENDER OUR PRODUCTS OBSOLETE.



     Competition in the medical device industry is intense. Within the diagnostic market for cervical cancer, we will face direct competition from companies that manufacture thin-layer slide preparation or automated screening systems. Our products could be rendered obsolete or uneconomical because of:



     - technological advances by current or future competitors;



     - the introduction and market acceptance of competitors' products; or



     - the introduction and market acceptance of new cervical cancer detection methods.



     Our products must remain competitive in accuracy and effectiveness, cost, including both charges by us to the laboratory and the laboratory's labor and overhead costs, convenience, preception among influential cytopathologists and laboratories, and processing speed and reliability. To effectively compete, we must keep pace with the rapid product development and technological change in our industry. Our products must demonstrate accuracy and cost effectiveness that equals or exceeds conventional preparation and review of Pap smears and the technology that may be offered by our competitors. We cannot guarantee that the our products will be competitive in any of these areas.


WE MAY NEED TO RAISE A LARGE AMOUNT OF CAPITAL IN THE FUTURE TO SUSTAIN OUR OPERATIONS AND THE FUNDING THAT WE MAY NEED MIGHT NOT BE AVAILABLE.


     We have had negative cash flow from operations since we began doing business, and we expect negative cash flow from our operations to continue at least through 1999. At September 30, 1999, we had approximately $15.9 million in cash, cash equivalents and marketable securities. We believe that our existing cash and existing debt and lease financing will be sufficient to enable us to meet our future cash obligation at least through 2000.


     We believe that we will need additional funding to sustain our operations and cover continuing losses until we are able to sustain our operations from the sale of our products. We may be unable to obtain adequate funds, whether obtained through financial markets or from collaborative or other arrangements with corporate partners or other sources, when we need them, or we may be unable to find adequate funding on favorable terms, if at all. If we were unable to fund our future capital requirements, it would significantly harm our ability to become a profitable company.

     The size of our future capital requirements depends on several factors, including:

     - the progress and scope of clinical trials;

     - the timing and costs of filing future regulatory submissions;

     - the timing and costs required to receive both United States and foreign governmental approvals;

     - the cost of filing, prosecuting, defending and enforcing patent claims and other intellectual property rights;

     - the extent to which our products gain market acceptance;

     - the timing and costs of product introductions;

     - the extent of our ongoing research and development programs;

     - the costs of training laboratory personnel to become proficient with the use of our products; and

     - the costs of developing marketing and distribution capabilities and manufacturing sufficient quantities of our products.

     Many of these factors will be out of our control. We cannot guarantee that the assumptions underlying our estimates about our needs for future capital will prove to be accurate.


OUR FUTURE FINANCING ARRANGEMENTS MAY DILUTE THE INTERESTS OF OUR STOCKHOLDERS OR MAY REQUIRE US TO RELINQUISH IMPORTANT RIGHTS.



     We may choose to raise additional funding to meet our future capital requirements through a variety of financing methods, including:



     - lease arrangements;



     - debt or equity financings; or



     - strategic alliances.



     If we were to raise additional funding through the sale of equity or securities convertible into equity, the value of the existing stockholders' shares could be reduced. In addition, if we obtain additional funds through arrangements with collaborative partners, we may have to relinquish rights to certain of our technologies or potential products that we would otherwise seek to develop or commercialize ourselves.

THERE WILL BE A LIMITED NUMBER OF CUSTOMERS FOR OUR PRODUCTS.



     A significant portion of our product sales will be concentrated among a small number of large clinical laboratories. Moreover, due to consolidation in the clinical laboratory industry, we expect that the number of potential domestic customers for our products will decrease. These factors increase our dependence on sales to the largest clinical laboratories and the bargaining power of those potential customers. Our market research indicates that over 30% of all U.S. Pap smears are processed by the two largest laboratories. Each of these companies operates multiple laboratory facilities nationwide.



     We will have to make this number of potential customers aware of our products and then convince them to accept our products. To gain acceptance of our products within this small customer base, we will have to successfully demonstrate the benefits of our products over the conventional Pap smear process and other alternative methods of sample collection, slide preparation and cervical cancer screening. In addition, to generate demand for our products among these clinical laboratories, we believe that we must:



     - educate doctors and health care providers on, and convince them of, the clinical benefits and cost-effectiveness of our products; and



     - demonstrate to doctors and health care providers that adequate levels of third-party payor reimbursement will be available for our products.



     Ultimately, we may not be able to successfully sell our products to large clinical laboratories. Even if we do successfully sell our products to large clinical laboratories, those sales may not generate enough revenue to make us a profitable company.


OUR HEAVY RELIANCE ON THE DEVELOPMENT AND PROTECTION OF PROPRIETARY TECHNOLOGY MAKES US VULNERABLE TO THE INHERENT UNCERTAINTIES INVOLVED IN THE PROCESS OF PATENT APPROVAL AND THE PROTECTION OF PROPRIETARY TECHNOLOGY.

     To protect our proprietary technology, rights and know-how, we rely on a combination of:

     - patents;

     - trade secrets;

     - copyrights; and

     - confidentiality agreements.


     We hold 31 foreign patents, 100 U.S. patents (issued or allowed), and have 25 additional U.S. patents pending. These patents will expire in 2012-2018. Our reliance on patents poses the following risks for our company:


     - our pending patent applications may not ultimately issue as patents;


     - patents we obtain may not be broad enough to protect our proprietary rights;



     - the claims allowed in any of our existing or future patents may not provide competitive advantages for our products;



     - competitors may challenge or circumvent our patents or pending applications; and



     - in certain foreign countries, protection of our patent and other intellectual property may be unavailable or very limited.


     In addition, the large role that patents play in our industry in general may pose the following risks for our company:

     - we cannot be sure that our products or technologies do not infringe patents of competitors that may be granted in the future pursuant to pending patent applications;

     - we cannot be sure that our products do not infringe any existing patents or proprietary rights of third parties; and

     - we cannot be sure that a court would rule that our products do not infringe any existing third-party patents or would invalidate any existing patents in our favor.


     If a court were to uphold any claims of infringement made by existing patent holders, we could then be:


     - prevented from selling our products;

     - required to obtain licenses from the owners of the patents; or


     - required to redesign our products.



     In the event that a court were to uphold a claim of patent infringement against us, we may not be able to obtain licenses from the owners of the patents or be able to successfully redesign our products to avoid patent infringement. If we were unable to obtain the necessary licenses or successfully redesign our products, it could seriously harm our ability to become a profitable company.



THE SUCCESSFUL SALE OF OUR PRODUCTS DEPENDS ON WHETHER THIRD-PARTY PAYORS WILL ADEQUATELY REIMBURSE THEIR CUSTOMERS FOR THE USE OF OUR PRODUCTS, AND THIRD-PARTY PAYORS MAY PROVIDE LITTLE IF ANY REIMBURSEMENT FOR THE USE OF OUR PRODUCTS.



     Our ability to successfully sell our products for cervical cancer screening in the United States and other countries depends on the availability of adequate reimbursement from third-party payors such as private insurance plans, managed care organizations and Medicare and Medicaid. Virtually all of our revenues will be dependent on customers who rely on third party reimbursement. Third-party healthcare payors in the United States are increasingly sensitive to containing healthcare costs and heavily scrutinize new technology as a primary factor in increased healthcare costs. Third-party payors may influence the pricing or perceived attractiveness of our products and services by regulating the maximum amount of reimbursement they provide or by not providing any reimbursement. Medical community or third-party healthcare payors may deny or delay acceptance of our products or may provide reimbursement at levels that are inadequate to support adoption of our technologies.



     If these payors do not reimburse for our preparation and screening products, or provide reimbursement significantly below the amount laboratories charge patients to perform screening with our products, our potential market and revenues will be significantly limited. Use of our products may never become widely reimbursed, and the level of reimbursement we obtain may never be sufficient to permit us to generate substantial revenue.


     Convincing third-party payors to provide reimbursement is a costly and time consuming process for the following reasons:

     - reimbursement approval is required from each payor individually; and

     - obtaining this approval from the third-party payor requires us to provide scientific and clinical data to support the use of our products to each payor separately.

     Ultimately, whether a third-party payor is willing to provide reimbursement for the use of our products at a level that can allow our company to succeed depends on several unpredictable factors, including:

     - the level of demand for our products by physicians;

     - the payor's determination that our products are an improvement over the conventional Pap smear process; and

     - the payor's determination that our products are safe and effective, medically necessary, appropriate for specific patient populations, and cost effective.

     We may face particular difficulties convincing third-party payors that our products are cost effective because the up-front, direct costs of using our products will initially be greater than the cost of the conventional Pap smear. As a result, we will need to convince third-party payors that the use of our products will result in a net overall cost savings to the health care system because our products will allow earlier detection of cervical cancer and thus reduce the number of biopsies and colposcopies that need to be performed. We may not be able to successfully convince third-party payors that our products will prove cost effective in the long run.


WE NEED TO INCREASE OUR MARKETING AND SALES CAPABILITIES, AND WE MAY NOT BE ABLE TO DO THIS SUCCESSFULLY.



     We currently have a limited marketing and sales force. To effectively market our products, we may need to substantially increase our direct sales force. Even if we increase the size of our direct sales force, our present or future sales force may not be able to successfully promote our products to clinical laboratories, health care providers or third-party payors. In addition, we must educate health care providers and third-party payors regarding the clinical benefits and cost-effectiveness of our products because of the market's limited awareness of our products. We may not be able to recruit and retain skilled marketing, sales, service or support personnel to help us achieve these goals. Even if we are able to recruit and retain skilled marketing, sales, service or support personnel, they may not be successful.


     Our marketing success in the United States and abroad will depend on whether we can:

     - obtain required regulatory approvals;

     - successfully demonstrate the cost-effectiveness and clinical-effectiveness of our products;

     - further develop our direct sales capabilities; and

     - establish arrangements with contract sales organizations, distributors and marketing partners.


     If we cannot successfully expand our marketing and sales capabilities in the United States and in international markets, we may never become a profitable company.



WE PLAN TO MANUFACTURE PREP, BUT WE HAVE LIMITED MANUFACTURING EXPERIENCE AND CAPACITY.



     We intend to manufacture PREP at our Burlington facility. Currently we have limited manufacturing experience and capabilities.



     We expect that we may have to substantially increase our manufacturing capabilities. We may not be able to recruit and retain skilled manufacturing personnel to establish sufficient manufacturing capability and capacity. Even if we are able to establish sufficient manufacturing capability and capacity, we still may be unable to manufacture our products:


     - in a timely manner;

     - at a cost or in quantities necessary to make them commercially viable;

     - in conformance with Quality System requirements; or

     - in a manner which otherwise insures our products' quality.


     If we cannot successfully increase our manufacturing capability and capacity, or successfully contract with third parties to manufacture our products, we may never become a profitable company.



WE MAY BE UNABLE TO ATTAIN OR MAINTAIN REQUIRED COMPLIANCE WITH REGULATIONS GOVERNING MANUFACTURING OF MEDICAL DIAGNOSTIC DEVICES, AND OUR FAILURE TO DO SO COULD PREVENT US FROM SELLING OUR PRODUCTS.



     Manufacturers of medical diagnostic devices face strict federal regulations regarding the quality of manufacturing. For example, the FDA periodically inspects the manufacturing facilities of diagnostic device manufacturers to determine compliance with regulations. Our current and future manufacturing and design operations must comply with these and all other applicable regulations, including regulations imposed by other governments. If we fail to comply with quality systems regulations we could face civil or criminal penalties or enforcement proceedings. These proceedings may require us to recall a product, to stop placing our products in service or to stop selling our products. Similar results could occur if we violate equivalent foreign regulations. We may not be able to attain or maintain compliance with quality systems requirements. Any failure to comply with the applicable manufacturing regulations would have a material adverse effect on our business.



WE DEPEND ON SINGLE AND LIMITED SOURCE SUPPLIERS FOR CERTAIN COMPONENTS IN OUR PRODUCTS.



     We currently obtain certain components of our products on a single source basis from certain suppliers. If we were unable to successfully obtain sufficient quantities of components on a cost-competitive and timely basis from these single and limited source suppliers, we would not be able to manufacture our products in a cost effective or timely manner. If we cannot manufacture our products in a cost effective or timely manner, it would harm our ability to become a profitable company.



     If any of the components of our products were no longer available in the marketplace, we could be forced to further develop our technology to incorporate alternate components. We also may try to establish relationships with additional suppliers or vendors for components for our products, so long as we are not prohibited from doing so by any existing contractual obligations. We may not be able to further develop our technology to incorporate new components or establish relationships with additional suppliers or vendors for the necessary components of our products.



     The use of any new components or replacement components from alternative suppliers into our products may require us to submit premarket approval application supplements to the FDA. We would then need FDA approval on any premarket approval application supplements we have filed before we could market our products with new or replacement components.


     Ultimately, we may not be able to successfully develop, obtain, or incorporate replacement components into our products. Even if we were able to successfully incorporate new components into our products, the FDA may not approve these new components quickly, if at all.


FUTURE PRODUCT LIABILITY CLAIMS MAY STRAIN OUR FINANCIAL RESOURCES AND HARM OUR BUSINESS REPUTATION.



     The commercial screening of Pap smears has generated significant malpractice litigation. As a result, we face product liability, errors and omissions or other claims if our products are alleged to have caused a false-negative diagnosis. Although we have product liability insurance, it could become increasingly difficult for us to obtain and maintain reasonable product liability coverage. Our product liability coverage could be limited to amounts less than we desire. Substantial increases in insurance premium costs often make coverage economically impractical. We may not be able to obtain adequate product liability insurance at a reasonable cost. Thus, product liability claims may strain our financial resources and harm our business reputation.



INTENSE COMPETITION FOR THE SERVICES OF OUR KEY PERSONNEL COULD CAUSE THEM TO LEAVE TRIPATH.



     We will depend heavily on the principal members of our management and scientific staff. The loss of their services might impede achievement of our strategic objectives or research and development. Our success depends on our ability to retain key employees and to attract additional qualified employees, which may be particularly difficult to do in the future. Competition for highly skilled scientific and management personnel is intense, particularly in the geographic areas in which we currently are located, and these resources are scarce relative to the needs of a growing high technology business sector. The failure to recruit such personnel or the loss of existing personnel could adversely affect our business.

                                USE OF PROCEEDS



     The selling stockholders will receive all of the net proceeds from sales of the common stock sold pursuant to this prospectus.



                              SELLING STOCKHOLDER



     The following table and footnotes set forth certain information regarding the beneficial ownership of the selling stockholder named in the table:



                                                                                        SHARES OF
                                             NUMBER OF SHARES                          COMMON STOCK
                                             OF COMMON STOCK                        BENEFICIALLY OWNED
                                               BENEFICIALLY                         AFTER OFFERING(1)
                                               OWNED PRIOR      NUMBER OF SHARES   --------------------
            SELLING STOCKHOLDER                TO OFFERING       BEING OFFERED      SHARES      PERCENT
            -------------------              ----------------   ----------------   ---------    -------
Neuromedical Systems, Inc.,
as debtor and debtor in possession(2)......     1,400,000          1,400,000              --       --
  10 Mountainview Road, Suite C-100
  Upper Saddle River, NJ 07458


---------------

 (1) The selling stockholder named in the table has sole voting and investment power with respect to the shares beneficially owned by it.


 (2) As discussed in the "Plan of Distribution" the selling stockholder acquired the shares in exchange for certain assets purchased by us from the selling stockholder out of the bankruptcy proceedings.


                              PLAN OF DISTRIBUTION


     The selling stockholder is a debtor in proceedings for reorganization under Chapter 11 of the United States Bankruptcy Code and received the shares covered by this prospectus in exchange for certain assets purchased by us from the selling stockholder as the result of a sale process conducted in the bankruptcy proceedings. The selling stockholder holds the shares as assets of the debtor and debtor in possession in the Chapter 11 proceedings for the benefit of its creditors and may sell or distribute the shares only as authorized in the Chapter 11 proceedings. Subject thereto, the selling stockholder (and donees, pledgees, transferees or other successors in interest receiving shares from the selling stockholder after the date of this prospectus) may offer the shares of common stock covered by this prospectus from time to time in privately negotiated transactions, including transactions with its creditors and shareholders, or in open market transactions, including transactions in the over-the-counter market, on any exchange where the common stock is then listed, with broker-dealers or third-parties other than in the over-the-counter market or on an exchange (including in block sales), in connection with short sales, in connection with writing call options or in other hedging arrangements, or in transactions involving a combination of such methods.

     The selling stockholder may sell its shares at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices.

     The selling stockholder may use dealers, agents or underwriters to sell its shares. Underwriters may use dealers to sell such shares. If this happens, the dealers, agents or underwriters may receive compensation in the form of discounts or commissions from the selling stockholder, purchasers of shares or both (which compensation to a particular broker might be in excess of customary compensation).

     The selling stockholder and any dealers, agents or underwriters that participate with the selling stockholder in the distribution of the shares may be deemed to be "underwriters" as such term is defined in the Securities Act of 1933, as amended. Any commissions paid or any discounts or concessions allowed to any such persons, and any profits received on the resale of such shares of common stock offered by this prospectus, may be deemed to be underwriting commissions or discounts under the Securities Act.

     As of the date of this prospectus, the selling stockholder has not advised us that it has made, or the court has approved, any arrangements as to the distribution of the shares covered by this prospectus in the form of a plan of reorganization or otherwise except for the transfer of a certain number of shares to Houlihan, Lockey, Howard & Zuckin for services rendered to the selling stockholder. To the extent required, we will amend or supplement this prospectus to disclose material arrangements regarding the plan of distribution.

     To comply with the securities laws of certain jurisdictions, the shares offered by this prospectus may need to be offered or sold in such jurisdictions only through registered or licensed brokers or dealers.

     Under applicable rules and regulations under the Securities Exchange Act, any person engaged in a distribution of the shares of common stock covered by this prospectus may be limited in its ability to engage in market activities with respect to such shares. The selling stockholder, for example, will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations under it, which provisions may limit the timing of purchases and sales of any shares of common stock by the selling stockholder. The foregoing may affect the marketability of the shares offered by this prospectus.

     We will pay certain expenses of the offering and issuance of the shares covered by this prospectus, including the printing, legal and accounting expenses we incur and the registration and filing fees imposed by the SEC or the Nasdaq National Market. We also have agreed to indemnify the selling stockholders against certain civil liabilities, including liabilities under the Securities Act. We will not pay brokerage commissions or taxes associated with sales by the selling stockholders or any legal, accounting and other expenses of the selling stockholder.

     We have agreed with the selling stockholder, subject to certain conditions, to keep the registration statement of which this prospectus constitutes a part effective until the selling stockholder may sell all of the shares without registration pursuant to Rule 144(k) under the Securities act or, if earlier, such time as all of the shares have been disposed of pursuant to and in accordance with the registration statement.

                                 LEGAL MATTERS


     Palmer & Dodge LLP, Boston, Massachusetts, counsel to TriPath, is giving TriPath an opinion on the validity of the shares covered by this prospectus.


                                    EXPERTS


     Ernst & Young LLP, independent auditors, have audited our supplemental consolidated financial statements and schedules as of December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998 as set forth in their reports. Our financial statements are incorporated herein by reference in reliance upon Ernst & Young LLP's reports given upon their authority as experts in accounting and auditing.



     Ernst & Young LLP, independent auditors, have audited our consolidated financial statements as of December 31, 1998 and 1997 and for the years ended December 31, 1998 and 1997 and for the period from November 22, 1996 (inception) to December 31, 1996 and of the Cytology and Pathology Automation Business of Roche Image Analysis Systems as of December 31, 1995 and November 21, 1996 and for the years ended December 31, 1994 and 1995 and for the period from January 1, 1996 to November 21, 1996 as set forth in their report. Our financial statements are incorporated herein by reference in reliance upon Ernst & Young LLP's reports given upon their authority as experts in accounting and auditing.



     Ernst & Young LLP, independent auditors, have audited NeoPath's consolidated financial statements and schedules as of December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998 as set forth in their reports. NeoPath's financial statements are incorporated herein by reference in reliance upon Ernst & Young LLP's reports given upon their authority as experts in accounting and auditing.



                      WHERE YOU CAN FIND MORE INFORMATION



     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we file at the SEC's public reference rooms at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's Regional Offices located at 7 World Trade Center, Suite 1300, New York, New York 10048 and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings should also be available to the public from commercial document retrieval services and at the Internet web site maintained by the SEC at http://www.sec.gov.



     The SEC allows us to "incorporate by reference" information contained in documents we file with them, which means that we may disclose important information by referring to those documents. The information incorporated by reference is a part of this prospectus and will automatically be updated and superseded by the information that we later file. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the sale of all the shares covered by this prospectus:



     1.  Annual Report on Form 10-K filed with the SEC on March 24, 1999.



     2. Quarterly Reports on Form 10-Q filed with the SEC on May 14, 1999, August 13, 1999 and November 15, 1999.



     3. Current Reports on Form 8-K filed with the SEC on March 17, 1999, June 4, 1999, September 30, 1999, and November 18, 1999.



     4. The description of our capital stock contained in our Registration Statement on Form 8-A filed with the SEC on July 25, 1997.



     If you are a stockholder, we may have sent you some of the documents incorporated by reference, but you can obtain any of them through us, the SEC or the SEC's Internet web site as described above. You may request a copy of any of our filings, at no cost, by writing or telephoning us at the following address or number:



                             TriPath Imaging, Inc.


                              780 Plantation Drive


                        Burlington, North Carolina 27215


                                 (336) 222-9707



     You should rely only on the information contained or incorporated by reference in this prospectus or any supplement. We have not authorized anyone to provide you with information that is different from what is contained in this prospectus. The selling stockholders will not make an offer of these shares in any state where the offer is not permitted. You should not assume that the information contained in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following are the expenses of issuance and distribution of the common stock registered hereunder on Form S-1, all of which are to be borne by the registrant, other than underwriting discounts and commissions:

SEC registration fee........................................    $  2,240
Nasdaq filing fee...........................................    $ 17,500
Printing and engraving expenses.............................    $ 10,000
Accounting fees and expenses................................    $ 30,000
Legal fees and expenses.....................................    $ 60,000
Miscellaneous expenses......................................    $ 10,260
     Total..................................................    $130,000

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law grants the Registrant the power to indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he is or was a director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any such action, suit or proceeding if (i) he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Registrant and (ii) with respect to any criminal action or proceeding, he had no reasonable cause to believe his conduct was unlawful, provided, however, no indemnification shall be made in connection with any proceeding brought by or in the right of the Registrant where the person involved is adjudged to be liable to the Registrant to the amendment except to the extent approved by a court.

     Article NINTH of the Registrant's Restated Certificate of Incorporation provides that a director shall not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that the elimination or limitation of liability is not permitted under the Delaware General Corporation Law as in effect when such liability is determined.

     Article TENTH of the Registrant's Restated Certificate of Incorporation provides that the Registrant shall, to the fullest extent permitted by the Delaware General Corporation Law, as amended from time to time, indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was, or has agreed to become a director or officer of the Registrant, or is or was serving, or has agreed to serve, at the request of the Registrant, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise. The indemnification provided for in Article TENTH is expressly not exclusive of any other rights to which those seeking indemnification may be entitled under any law, agreement or vote of stockholders or disinterested directors or otherwise, and shall inure to the benefit of the heirs, executors and administrators of such persons. Article TENTH further permits the board of directors to authorize the grant of indemnification rights to other employees and agents of the Registrant and such rights may be equivalent to, or greater or less than, those set forth in Article TENTH.

     Article V, Section 1 of the Registrant's Amended and Restated By-laws provides that the Registrant shall, to the full extent permitted by the Delaware General Corporation Law, as amended from time to time, and the certificate of incorporation, indemnify each person whom it may indemnify pursuant thereto.

     Article V, Section 2 of the Registrant's By-Laws provides that the Registrant shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity or arising out of such person's status as such whether or not the Registrant would have the power to indemnify such person against such liability under the provisions of the General Corporation Law of the State of Delaware.

     The Registrant's Restated Certificate of Incorporation provides that directors of the Registrant will not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, whether or not an individual continues to be a director at the time such liability is asserted, except for liability (i) for any breach of the director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derives an improper personal benefit.

     The Registrant has entered into agreements with all of its directors and all of its executive officers affirming the Registrant's obligation to indemnify them to the fullest extent permitted by law and providing various other protections.

     The Registrant carries directors' and Officers' insurance covering its directors and officers against certain liabilities they may incur when acting in their capacity as directors or officers of the Registrant.


ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES


     (a)  Exhibits


 3.1 Restated Certificate of Incorporation of the Company. Filed as Exhibit 3.5 to the Company's Registration Statement on
        Form S-1 (File No. 333-30227) and incorporated herein by reference.
 3.2    Amended and Restated By-laws of the Company. Filed as
        Exhibit 3.7 to the Company's Registration Statement on Form
        S-1 (File No. 333-30227) and incorporated herein by reference.
 4.1 Specimen of Common Stock Certificate. Filed as Exhibit 4.1 to the Company's Registration Statement on Form S-1 (File
        No. 333-30227) and incorporated herein by reference.
 5.1* Opinion of Palmer & Dodge LLP as to the legality of the securities registered hereunder.
10.1    Amended and Restated 1996 Equity Incentive Plan, as amended
        (including forms of incentive stock option certificate and nonstatutory stock option certificate). Filed as Exhibit
        10.1 to the Company's Registration Statement on Form S-1
        (File No. 333-30227) and incorporated herein by reference.
10.2 1997 Director Stock Option Plan (including form of director nonstatutory stock option certificate). Filed as Exhibit
        10.2 to the Company's Registration Statement on Form S-1
        (File No. 333-30227) and incorporated herein by reference.
10.3 Lease Agreement dated as of March 10, 1993 by and between Carolina Hosiery Mills, Inc. and Roche Biomedical
        Laboratories, Inc. ("RBL"), the predecessor of the Company's predecessor (including notices of renewal thereof dated
        December 27, 1995 and March 24, 1997). Filed as Exhibit 10.3 to the Company's Registration Statement on Form S-1 (File
        No. 333-30227) and incorporated herein by reference.
10.4 Lease Agreement dated as of April 25, 1995 by and between RBL, the predecessor of the Company's predecessor, and Roche
        Image Analysis Systems, the Company's predecessor (including notices of renewal thereof dated January 10, 1996 and March
        18, 1997). Filed as Exhibit 10.4 to the Company's
        Registration Statement on Form S-1 (File No. 333-30227) and incorporated herein by reference.
10.5+   Original equipment manufacturer Supply Agreement dated
        January 13, 1995 between Tecan AG and Roche Image Analysis
        Systems, the Company's predecessor. Filed as Exhibit 10.6 to the Company's Registration Statement on Form S-1 (File No.
        333-30227) and incorporated herein by reference.

10.6+   Amendment to the Original Equipment Manufacturer Supply
        Agreement dated October 14, 1996 between Tecan AG and Roche
        Image Analysis Systems, the Company's predecessor. Filed as
        Exhibit 10.7 to the Company's Registration Statement on Form
        S-1 (File No. 333-30227) and incorporated herein by reference.
10.7    Agreement dated July 26, 1993 by and between Technical
        Precision Plastics, Inc. and Roche Image Analysis Systems, the Company's predecessor. Filed as Exhibit 10.8 to the Company's Registration Statement on Form S-1 (File No.
        333-30227) and incorporated herein by reference.
10.8 Registration Rights Agreement dated as of November 22, 1996 by and among the Company and the individuals and entities listed on Exhibit A thereto (including amendment thereof dated June 26, 1997). Filed as Exhibit 10.9 to the Company's
        Registration Statement on Form S-1 (File No. 333-30227) and incorporated herein by reference.
10.9 Contribution Agreement dated as of November 22, 1996 by and among HLR Holdings Inc., Roche Image Analysis Systems and the Company. Filed as Exhibit 10.10 to the Company's
        Registration Statement on Form S-1 (File No. 333-30227) and incorporated herein by reference.
10.10 Form of Indemnification Agreement between the Company and its directors and Executive Officers. Filed as Exhibit 10.11 to the Company's Registration Statement on Form S-1 (File
        No. 333-30227) and incorporated herein by reference.
10.11 Lease Agreement dated as of July 28, 1997 by and between Carolina Hosiery Mills, Inc. and the Company. Filed as
        Exhibit 10.12 to the Company's Registration Statement on
        Form S-1 (File No. 333-30227) and incorporated herein by reference.
10.12   Renewal dated January 6, 1998 of Lease Agreement dated as of
        April 25, 1995 by and between RBL, the predecessor of the Company's predecessor, and Roche Image Analysis Systems, the
        Company's predecessor. Filed as Exhibit 10.12 to the Company's Form 10-K for the year ended December 31, 1997
        (File No. 0-22885) and incorporated herein by reference.
10.13   Lease Agreement dated July 8, 1998 by and between Laboratory
        Corporation of America Holdings and AutoCyte, Inc. Filed as
        Exhibit 10.1 to the Company's Form 10-Q for the quarter ended September 30, 1998 (File No. 0-22885) and incorporated herein by reference.
10.14   Lease Agreement dated June 12, 1998 by and between Carolina
        Hosiery Mills, Inc. and AutoCyte, Inc. Filed as Exhibit 10.1 to the Company's Form 10-Q for the quarter ended June 30, 1998 (File No. 0-22885) and incorporated herein by reference.
10.15+  Supply Agreement dated June 1, 1998 by and between Technical
        Precision Plastics, Inc. and AutoCyte, Inc. Filed as Exhibit
        10.2 to the Company's Form 10-Q for the quarter ended June
        30, 1998 (File No. 0-22885) and incorporated herein by reference.
10.16+ Supply Agreement dated March 5, 1998 by and between Tecan AG and AutoCyte, Inc. Filed as Exhibit 10.3 to the Company's
        Form 10-Q for the quarter ended June 30, 1998 (File No.
        0-22885) and incorporated herein by reference.
10.17 Master Loan and Security Agreement dated December 21, 1998 by and between Oxford Venture Finance, LLC and AutoCyte,
        Inc. Filed as Exhibit 10.17 to the Company's Form 10-K for the year ended December 31, 1998 (File No. 0-22885) and incorporated herein by reference.
10.18   Amendment dated March 2, 1999 to Lease Agreement dated July
        28, 1997 between Carolina Hosiery Mills, Inc. and AutoCyte,
        Inc. Filed as Exhibit 10.1 to the Company's Form 10-Q for the quarter ended March 31, 1999 (File No. 0-22885) and incorporated herein by reference.
10.19   Asset Purchase Agreement by and between AutoCyte, Inc. and
        Neuromedical Systems, Inc. dated as of March 25, 1999. Filed as Exhibit 10.2 to the Company's Form 10-Q for the quarter ended March 31, 1999 (File No. 0-22885) and incorporated herein by reference.
10.20+ OEM Supply Agreement dated as of June 26, 1999 by and between Tecan AG and AutoCyte. Filed as Exhibit 10.20 to the
        Company's Registration Statement on Form S-1 (File No. 333-
        82121) and incorporated herein by reference.

10.21   Intellectual Property Purchase Agreement dated as of April
        24, 1999 by and between NeoPath, Inc. and AutoCyte. Filed as
        Exhibit 10.21 to the Company's Registration Statement on
        Form S-1 (File No. 333-82121) and incorporated herein by reference.
23.1    Consent of Ernst & Young LLP, independent auditors to the
        Company. Filed herewith.
23.2*   Consent of Palmer & Dodge LLP (contained in Opinion of
        Palmer & Dodge LLP, filed as Exhibit 5.1 hereto).
23.3    Consent of Ernst & Young LLP, independent auditors to
        NeoPath. Filed herewith.
24.1* Power of Attorney (set forth on signature page to this Registrant's Registration Statement.

---------------
* Previously filed.

+ Certain confidential material contained in the document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended. Omitted information is identified with asterisks in the appropriate places in the agreement.

     Exhibits 10.1 and 10.2 are management contracts and compensatory plans.

     (b)  Financial Statement Schedules

     All schedules are omitted because they are not applicable or the required information is shown in the financial statements or notes thereto.

ITEM 17. UNDERTAKINGS

     (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under "Item
14 -- Indemnification of directors and Officers" above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (b) The undersigned Registrant hereby undertakes:



          (1) That for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be a part of this registration statement as of the time it was declared effective;



          (2) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;



          (3) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;



          (4) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;



          (5) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;



          (6) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of
     1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and



          (7) To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to its Registration Statement on Form S-1 (File No. 333-82121) to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Burlington, State of North Carolina, on November 18, 1999.


                                          TRIPATH IMAGING, INC.

                                          By: /s/ *JAMES B. POWELL, M.D.
                                            ------------------------------------
                                            James B. Powell, M.D.
                                            President and Chief Executive
                                              Officer

                               POWER OF ATTORNEY

     We, the undersigned officers and directors of TriPath Imaging, Inc., hereby severally constitute and appoint James B. Powell, Eric W. Linsley and Marc A. Rubenstein, and each of them singly, our true and lawful attorneys, with full power to them in any and all capacities, to sign any amendments to this Post-Effective Amendment No. 1 to its Registration Statement on Form S-1 (File No. 333-82121), and any related Rule 462(b) registration statement or amendment thereto, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to its Registration Statement on Form S-1 (File No. 333-82121) has been signed by the following persons in the capacities and on the dates indicated.


                SIGNATURE                                          TITLE                                DATE
                ---------                                          -----                                ----

/s/ JAMES B. POWELL, M.D.                     President, Chief Executive Officer and Director     November 16, 1999
------------------------------------------      (Principal Executive Officer)
James B. Powell, M.D.

/s/ ERIC W. LINSLEY                           Chief Financial Officer, and Vice President,        November 16, 1999
------------------------------------------      Finance (Principal Financial Officer and
Eric W. Linsley                                 Principal Accounting Officer)

/s/ RICHARD A. CHARPIE                        Director                                            November 16, 1999
------------------------------------------
Richard A. Charpie

                                              Director                                            November 16, 1999
------------------------------------------
Robert E. Curry

/s/ THOMAS A. BONFIGLIO                       Director                                            November 16, 1999
------------------------------------------
Thomas A. Bonfiglio, M.D.

/s/ DAVID A. THOMPSON                         Director                                            November 16, 1999
------------------------------------------
David A. Thompson

/s/ ALAN C. NELSON                            Director                                            November 16, 1999
------------------------------------------
Alan C. Nelson

/s/ HAYWOOD D. COCHRANE, JR.                  Director                                            November 16, 1999
------------------------------------------
Haywood D. Cochrane, Jr.

                                 EXHIBIT INDEX


EXHIBIT
  NO.                        EXHIBIT DESCRIPTION
-------                      -------------------
     3.1 Restated Certificate of Incorporation of the Company. Filed
         as Exhibit 3.5 to the Company's Registration Statement on
         Form S-1 (File No. 333-30227) and incorporated herein by
         reference.
     3.2 Amended and Restated By-laws of the Company. Filed as
         Exhibit 3.7 to the Company's Registration Statement on Form
         S-1 (File No. 333-30227) and incorporated herein by
         reference.
     4.1 Specimen of Common Stock Certificate. Filed as Exhibit 4.1
         to the Company's Registration Statement on Form S-1 (File
         No. 333-30227) and incorporated herein by reference.
     5.1* Opinion of Palmer & Dodge LLP as to the legality of the securities registered hereunder.
    10.1 Amended and Restated 1996 Equity Incentive Plan, as amended
         (including forms of incentive stock option certificate and nonstatutory stock option certificate). Filed as Exhibit
         10.1 to the Company's Registration Statement on Form S-1
         (File No. 333-30227) and incorporated herein by reference.
    10.2 1997 Director Stock Option Plan (including form of director nonstatutory stock option certificate). Filed as Exhibit
         10.2 to the Company's Registration Statement on Form S-1
         (File No. 333-30227) and incorporated herein by reference.
    10.3 Lease Agreement dated as of March 10, 1993 by and between
         Carolina Hosiery Mills, Inc. and Roche Biomedical
         Laboratories, Inc. ("RBL"), the predecessor of the Company's predecessor (including notices of renewal thereof dated
         December 27, 1995 and March 24, 1997). Filed as Exhibit 10.3
         to the Company's Registration Statement on Form S-1 (File
         No. 333-30227) and incorporated herein by reference.
    10.4 Lease Agreement dated as of April 25, 1995 by and between
         RBL, the predecessor of the Company's predecessor, and Roche
         Image Analysis Systems, the Company's predecessor (including notices of renewal thereof dated January 10, 1996 and March
         18, 1997). Filed as Exhibit 10.4 to the Company's
         Registration Statement on Form S-1 (File No. 333-30227) and
         incorporated herein by reference.
    10.5+ Original equipment manufacturer Supply Agreement dated
         January 13, 1995 between Tecan AG and Roche Image Analysis
         Systems, the Company's predecessor. Filed as Exhibit 10.6 to the Company's Registration Statement on Form S-1 (File No.
         333-30227) and incorporated herein by reference.
    10.6+ Amendment to the Original Equipment Manufacturer Supply
         Agreement dated October 14, 1996 between Tecan AG and Roche
         Image Analysis Systems, the Company's predecessor. Filed as
         Exhibit 10.7 to the Company's Registration Statement on Form
         S-1 (File No. 333-30227) and incorporated herein by
         reference.
    10.7 Agreement dated July 26, 1993 by and between Technical
         Precision Plastics, Inc. and Roche Image Analysis Systems,
         the Company's predecessor. Filed as Exhibit 10.8 to the
         Company's Registration Statement on Form S-1 (File No.
         333-30227) and incorporated herein by reference.
    10.8 Registration Rights Agreement dated as of November 22, 1996 by and among the Company and the individuals and entities
         listed on Exhibit A thereto (including amendment thereof
         dated June 26, 1997). Filed as Exhibit 10.9 to the Company's
         Registration Statement on Form S-1 (File No. 333-30227) and
         incorporated herein by reference.
    10.9 Contribution Agreement dated as of November 22, 1996 by and among HLR Holdings Inc., Roche Image Analysis Systems and
         the Company. Filed as Exhibit 10.10 to the Company's
         Registration Statement on Form S-1 (File No. 333-30227) and
         incorporated herein by reference.
    10.10 Form of Indemnification Agreement between the Company and its directors and Executive Officers. Filed as Exhibit 10.11 to the Company's Registration Statement on Form S-1 (File
         No. 333-30227) and incorporated herein by reference.

EXHIBIT
  NO.                        EXHIBIT DESCRIPTION
-------                      -------------------
    10.11 Lease Agreement dated as of July 28, 1997 by and between
         Carolina Hosiery Mills, Inc. and the Company. Filed as
         Exhibit 10.12 to the Company's Registration Statement on
         Form S-1 (File No. 333-30227) and incorporated herein by
         reference.
    10.12 Renewal dated January 6, 1998 of Lease Agreement dated as of
         April 25, 1995 by and between RBL, the predecessor of the
         Company's predecessor, and Roche Image Analysis Systems, the
         Company's predecessor. Filed as Exhibit 10.12 to the
         Company's Form 10-K for the year ended December 31, 1997
         (File No. 0-22885) and incorporated herein by reference.
    10.13 Lease Agreement dated July 8, 1998 by and between Laboratory
         Corporation of America Holdings and AutoCyte, Inc. Filed as
         Exhibit 10.1 to the Company's Form 10-Q for the quarter
         ended September 30, 1998 (File No. 0-22885) and incorporated herein by reference.
    10.14 Lease Agreement dated June 12, 1998 by and between Carolina
         Hosiery Mills, Inc. and AutoCyte, Inc. Filed as Exhibit 10.1
         to the Company's Form 10-Q for the quarter ended June 30,
         1998 (File No. 0-22885) and incorporated herein by
         reference.
    10.15+ Supply Agreement dated June 1, 1998 by and between Technical
         Precision Plastics, Inc. and AutoCyte, Inc. Filed as Exhibit
         10.2 to the Company's Form 10-Q for the quarter ended June
         30, 1998 (File No. 0-22885) and incorporated herein by
         reference.
    10.16+ Supply Agreement dated March 5, 1998 by and between Tecan AG and AutoCyte, Inc. Filed as Exhibit 10.3 to the Company's
         Form 10-Q for the quarter ended June 30, 1998 (File No.
         0-22885) and incorporated herein by reference.
    10.17 Master Loan and Security Agreement dated December 21, 1998 by and between Oxford Venture Finance, LLC and AutoCyte,
         Inc. Filed as Exhibit 10.17 to the Company's Form 10-K for
         the year ended December 31, 1998 (File No. 0-22885) and
         incorporated herein by reference.
    10.18 Amendment dated March 2, 1999 to Lease Agreement dated July
         28, 1997 between Carolina Hosiery Mills, Inc. and AutoCyte,
         Inc. Filed as Exhibit 10.1 to the Company's Form 10-Q for
         the quarter ended March 31, 1999 (File No. 0-22885) and
         incorporated herein by reference.
    10.19 Asset Purchase Agreement by and between AutoCyte, Inc. and
         Neuromedical Systems, Inc. dated as of March 25, 1999. Filed as Exhibit 10.2 to the Company's Form 10-Q for the quarter ended March 31, 1999 (File No. 0-22885) and incorporated
         herein by reference.
    10.20+ OEM Supply Agreement dated as of June 26, 1999 by and between Tecan AG and AutoCyte. Filed as Exhibit 10.20 to the
         Company's Registration Statement on Form S-1 (File No. 333-
         82121) and incorporated herein by reference.
    10.21 Intellectual Property Purchase Agreement dated as of April
         24, 1999 by and between NeoPath, Inc. and AutoCyte. Filed as
         Exhibit 10.21 to the Company's Registration Statement on
         Form S-1 (File No. 333-82121) and incorporated herein by
         reference.
    23.1 Consent of Ernst & Young LLP, independent auditors to the
         Company. Filed herewith.
    23.2* Consent of Palmer & Dodge LLP (contained in Opinion of
         Palmer & Dodge LLP, filed as Exhibit 5.1 hereto).
    23.3 Consent of Ernst & Young LLP, independent auditors to
         NeoPath. Filed herewith.
    24.1* Power of Attorney (set forth on signature page to this
         Registrant's Registration Statement).


---------------
* Previously filed.

+ Certain confidential material contained in the document has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended. Omitted information is identified with asterisks in the appropriate places in the agreement.

     Exhibits 10.1 and 10.2 are management contracts and compensatory plans.